Exhibit 99.1

CONSOL Energy Elects Hardesty to Board

PITTSBURGH, Oct. 18 /PRNewswire-FirstCall/ — CONSOL Energy Inc. (NYSE: CNX) announces the election of David C. Hardesty, Jr. to serve on the company’s board of directors. Hardesty has been president of West Virginia University (WVU) since 1995 where he reports directly to the chair of the WVU Board of Governors.

In addition, Hardesty serves as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. The combined budget for these entities is approximately $1.6 billion.

Hardesty is also a tenured law professor at the WVU College of Law. He’s held this post since 1998. He is a member of the American Bar Association, the West Virginia State Bar and State Bar Association, and the National Association of College and University Attorneys.

“We are delighted to have David Hardesty join our board,” said J. Brett Harvey, president and chief executive officer. “His breadth of knowledge and experience on many of the issues affecting us should allow him to make an immediate impact.”

Prior to his career in academia, Hardesty was an associate and partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, W. Va., where he specialized in state and local taxation, corporate and banking law, and administrative law. He was appointed by the Governor of West Virginia as the State Tax Commissioner and served for three years from 1977 to 1980.

In 2002, he was appointed to serve on the West Virginia Energy Task Force. Hardesty has also served on the West Virginia Science and Technology Council and was a chair of the West Virginia Tax Study Commission from 1981 to 1983.

He holds a Bachelor of Arts degree in political science from West Virginia University. Hardesty was a Rhodes Scholar at Oxford University where he earned his Master of Arts degree in philosophy, politics and economics. Hardesty graduated from Harvard Law School with a J.D. (doctor of laws) degree.

Hardesty was a member of the West Virginia National Guard, U.S. Army Reserves, from 1969 to 1975. He and his wife Susan Brown Hardesty reside in Morgantown, W. Va. They have two grown children, a daughter and a son.

CONSOL Energy Inc., through its subsidiaries, is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is a majority shareholder in one of the largest U.S. producers of coalbed methane, CNX Gas Corporation.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award.

Additional information about the company can be found at its web site: www.consolenergy.com.

SOURCE CONSOL Energy Inc.

CONTACT: Thomas F. Hoffman of CONSOL Energy Inc., +1-412-831-4060

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CONSOL Energy’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.